Exhibit 10.2

Annex B

CIT GROUP INC. EXECUTIVE INCENTIVE PLAN
(Effective as of January 1, 2007)

1. Purposes

        The purposes of the Plan are (i) to enable the Company to attract, retain, motivate and reward Participants by providing them with the opportunity to earn incentive compensation under the Plan related to the Company’s performance and (ii) to qualify any such compensation paid to Participants as performance-based compensation within the meaning of Section 162(m).

2. Definitions

        For purposes of the Plan, the following terms shall be defined as follows:

        “Award” means the cash and non-cash amounts actually awarded to a Participant by the Committee for a Performance Period in accordance with Section 4 based upon the Value of the Pool Amount for the Performance Period, the Participant’s percentage interest in the Pool Amount and any reductions to the Participant’s Maximum Amount for that Performance Period made by the Committee in accordance with Section 4(b).

        “Board” means the Board of Directors of the Company.

        “Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

        “Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed by the Board to administer the Plan. The Committee shall consist of at least two (2) individuals, each of whom shall be qualified as an “outside director” (or shall satisfy any successor standard thereto) for purposes of Section 162(m), and shall serve at the pleasure of the Board; provided, however, that an inadvertent failure of any member of the Committee to be so qualified shall not invalidate any action or determination made by the Committee.

        “Common Stock” means the Common Stock, par value $.01 per share, of the Company.

        “Company” means CIT Group Inc., a Delaware corporation, or any successor to all or substantially all of the Company’s business that adopts the Plan.

        “Deferred Compensation Plan” means the CIT Group Inc. Deferred Compensation Plan, as from time to time amended, or any other plan or arrangement adopted by the Company that permits the voluntary deferral of Awards.

        “Disability” means a physical or mental impairment sufficient to make a Participant eligible for benefits under the Company’s Long-Term Disability Plan; provided, however, that, if payment or settlement of an Award subject to Section 409A of the Code is to be accelerated solely as a result of a Participant’s Disability, Disability shall have the meaning set forth in Section 409A of the Code.

        “Eligible Executive” means each executive officer of the Company and each other key employee designated from time to time by the Committee as eligible to participate in the Plan.

        “Employment Agreement” means any written employment agreement between a Participant and the Company or one of its Subsidiaries that is in effect at the time of a Participant’s termination of employment with the Company and its Subsidiaries.

        “Equity-Based Award” means any portion of an Award that is paid in, or settled or exercisable for, shares of Common Stock or that is denominated in units that are valued with reference to, or settled in shares of, Common Stock, including, without limitation, stock, restricted stock, stock units, stock appreciation rights or options.

        “Equity Plan” means any plan adopted by the Company and approved by its shareholders pursuant to the terms of which Equity-Based Awards may be granted to Participants.

        “Fair Market Value” means, for purposes of Equity-Based Awards, the closing sale price of a share of Common Stock on the date of determination as reported on the composite tape for securities listed on the principal securities exchange on which the Common Stock is listed or such other comparable method for determining fair market value approved by the Committee.

        “Maximum Amount” means the Value of the percentage of the Pool Amount allocated to a Participant in accordance with Section 4(a). The maximum Value of an Award granted to an individual

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Participant for a Performance Period may not exceed ten million dollars ($10,000,000).

        “Net Income,” for any Performance Period, means the Company’s consolidated net income for the Performance Period, before extraordinary items and the cumulative effect of tax law changes and/or accounting changes, determined in accordance with generally accepted accounting principles consistently applied, and as reported by management of the Company to the Board following the end of the Performance Period as will be reflected in the audited financial statements for the Performance Period, or other books and records of the Company if the Performance Period does not correspond to the calendar year.

        “Participant” means, for a Performance Period, each Eligible Executive who is designated by the Committee as a participant in the Plan in accordance with Section 4(a) for that Performance Period.

        “Performance Period” means the fiscal year of the Company.

        “Plan” means this CIT Group Inc. Executive Incentive Plan, as amended or restated from time to time.

        “Pool Amount” means the Value for a particular Performance Period of two percent (2%) of Net Income for the Performance Period.

        “Retirement” shall mean either (i) a Participant’s election to retire upon attaining his or her Normal Retirement Age; or (ii) a Participant’s election to retire upon (A) completing at least a 10-year Period of Benefit Service and (B) having either (1) attained age 55 or (2) incurred an Eligible Termination and, at the time of such Eligible Termination, having attained age 54. For purposes of this definition, the terms “Normal Retirement Age,” “Period of Benefit Service” and “Eligible Termination” shall have the meanings as defined in the Retirement Plan.

        “Retirement Plan” means the CIT Group Inc. Retirement Plan, as amended or restated from time to time.

        “Section 162(m)” means Section 162(m) of the Code.

        “Severance Plan” means the CIT Executive Severance Plan, as in effect from time to time or any successor plan thereto.

        “Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

        “Value” means (i) with respect to the Pool Amount or the Maximum Amount, the dollar value thereof as of the last day of the Performance Period, and (ii) with respect to (A) any portion of an Award paid in cash, the dollar value thereof at the time of payment, (B) any portion of an Award paid in shares of Common Stock or denominated in stock units corresponding to shares of Common Stock, the Fair Market Value of a share of Common Stock on the date of grant multiplied by the number of such shares or units, as applicable, (C) any portion of an Award paid in options exercisable for shares of Common Stock, the value of such option as of the date of grant determined in accordance with Statement of Financial Accounting Standards 123R and utilized by the Company for financial accounting purposes, and (D) with respect to the portion of the Award paid in any other property not described in clause (ii)(B) or (C) hereof, the market value of such property at the time of grant as reasonably determined by the Committee.

3. Administration

        (a) Power and Authority of the Committee. The Plan shall be administered by the Committee which shall have full power and authority, subject to the express provisions hereof:

(i) to select Participants from the Eligible Executives;

(ii) to determine the amount of any Award;

(iii) to prescribe, amend and rescind rules and procedures relating to the Plan;

(iv) subject to the provisions of the Plan, applicable laws, rules and regulations and such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan;

(v) to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

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(vi) to make all other determinations and take all other actions as may be necessary, appropriate or advisable for the administration of the Plan.

        (b) Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

        (c) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

        (d) Liability of Committee. No member of the Committee (or its delegates) shall be liable for any action or determination made in good faith, and the members of the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation as it may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company's accountants, the Company's counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

4. Awards

        (a) Performance Targets. No later than 90 days after the beginning of a Performance Period (or such earlier or later date as may be permitted or required by Section 162(m)), the Committee shall designate from among the Eligible Executives the Participants for that Performance Period and shall allocate to each Participant so designated a percentage of the Pool Amount for that Performance Period; provided, however, that the total of all such percentages shall not exceed one hundred percent (100%), and the maximum percentage for any single Participant shall not exceed thirty percent (30%).

        (b) Grant of Award. Following the completion of each Performance Period, the Committee shall certify in writing the Net Income for the Performance Period and the Maximum Amount payable to each Participant. At such time, the Committee shall also determine and specify the portion of the Maximum Amount that shall be awarded to the Participant as an Award for that Performance Period. The Value of an Award to a Participant for a Performance Period may not exceed the Value of the Participant’s Maximum Amount. The aggregate Value of all Awards under the Plan for any Performance Period shall not exceed the Value of the Pool Amount for the Performance Period. In determining the amount of the Award to be granted to a Participant for a given Performance Period, the Committee shall take into account any factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

        (c) Payment of Awards. Awards that are not deferred in accordance with Section 4(d) below shall be paid to the Participant on a date after the end of the Performance Period that is no later than 2 1/2 months following the end of such Performance Period. Awards may be paid in cash, Equity-Based Awards or any other form of consideration or any combination thereof determined by the Committee. Awards may be granted subject to such vesting, forfeiture, transfer or such other restrictions (or any combination thereof) as the Committee shall specify. The component of any Award that is an Equity-Based Award shall be granted under the terms and conditions of an Equity Plan. If the Committee determines that a component of an Award shall consist of an Equity-Based Award, then solely for purposes of determining the number of shares of Common Stock subject to an Award, the Committee may value such shares at a discount to Fair Market Value in its discretion, including to reflect any applicable transfer or forfeiture restrictions or other conditions and limitations; provided, however, that the Value of all components of the Award cannot exceed the Value of the Maximum Amount; and provided, further, that no portion of an Equity-Based Award that is an option or stock appreciation right shall have an exercise price per share that is less than the Fair Market Value of a share of Common Stock on the date of grant.

        (d) Deferral. Subject to applicable laws, including, without limitation, Section 409A of the Code, the Committee may (i) require the mandatory deferral of some or all of an Award on terms specified by the Committee in connection with such mandatory deferral or (ii) permit a Participant to elect to defer a portion of an Award in accordance with the provisions of the Deferred Compensation Plan.

        (e) Adjustments. Certain adjustments shall apply to Net Income to take into account any one or more of the following with respect to the relevant Performance Period:

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(i) the gain, loss, income or expense reported publicly by the Company with respect to the Performance Period that is extraordinary or unusual in nature or infrequent in occurrence as defined by the United States Generally Accepted Accounting Principles, excluding gains or losses on the early extinguishment of debt;

(ii) the gains or losses resulting from, and the direct expenses incurred in connection with, the disposition of a business, in whole or in part, or the sale of non-core assets;

(iii) the gain or loss from all or certain claims, litigation and/or regulatory proceedings and all or certain insurance recoveries relating to claims or litigation;

(iv) the impact of impairment of intangible assets;

(v) the impact of restructuring or business recharacterization activities, including, but not limited to, terminations of office leases, or reductions in force, that are reported publicly by the Company; and

(vi) the impact of changes in United States Generally Accepted Accounting Principles and statutory tax rates not contemplated in the Performance Period.

5. Termination of Employment

        (a) Death; Disability; Retirement. If a Participant’s employment with the Company and its Subsidiaries terminates prior to payment of an Award in accordance with Section 4(c) by reason of the Participant’s death, Disability or Retirement, the Participant will remain eligible, subject to Section 4 hereof, to receive an Award with respect to such Performance Period. Such award shall be determined and payable in accordance with Section 4 above, except that the amount, if any, of the Award shall be prorated to take into account the number of days that the Participant was employed by the Company and its Subsidiaries during the Performance Period.

        (b) Other Terminations. If a Participant’s employment with the Company or a Subsidiary terminates prior to the payment of an Award for a Performance Period for a reason not described in Section 5(a), the Participant’s participation in the Plan for such Performance Period shall terminate forthwith and the Participant shall not be entitled to an Award for such Performance Period.

        (c) Employment Agreements; Severance Plan. The terms of this Section 5 may be modified by the terms of (i) the Severance Plan, if the Participant is a participant therein, or (ii) any Employment Agreement applicable to a Participant, and in the event of any conflict between the terms of this Section 5 and the terms of the Severance Plan or an Employment Agreement, as applicable, the terms of the Severance Plan or the Employment Agreement, as applicable, shall control.

6. Effective Date

        The Plan shall be effective for Performance Periods beginning on or after January 1, 2007, subject to the approval of the Plan prior to that date by the stockholders of the Company, and no Awards may be made under the Plan if stockholder approval is not obtained.

7. Amendment and Termination

        Subject to applicable laws, rules and regulations, the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder as performance-based compensation under Section 162(m).

8. Miscellaneous

        (a) Tax Withholding. The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of an Award payable in Shares, the Company or a Subsidiary, as appropriate, may permit or require a Participant to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares that would otherwise be received by such individual or to repurchase shares that were issued to the Participant to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time. The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such payments.

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        (b) No Rights to Awards or Employment. This Plan is not a contract between the Company and an Eligible Executive or Participant. No Eligible Executive shall have any claim or right to receive Awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees at any time, with or without cause, including, without limitation, any individual who is then a Participant in the Plan.

        (c) Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company’s other compensation and benefit plans, programs and arrangements, including, without limitation, any Equity Plan or bonus plan, program or arrangement.

        (d) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

        (e) Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver payment in cash or other amounts with respect to Awards hereunder.

        (f) Non-Transferability. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to sell, transfer, assign, pledge or otherwise encumber or dispose of the Participant’s interest under the Plan.

        (g) Designation of Beneficiary. A Participant may designate a beneficiary or beneficiaries to receive any payments which may be made following the Participant’s death in accordance with the Company’s policies as in effect from time to time.

        (h) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan. In addition, if any provision of this Plan would cause Awards not to constitute “qualified performance-based compensation” under Section 162(m) of the Code, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect. Any specific action by the Committee that would be violative of Section 162(m) of the Code and the regulations thereunder shall be void.

        (i) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

        (j) Arbitration. Any dispute, controversy or claim arising out of or relating to the Plan that cannot be resolved by the Participant on the one hand, and the Company on the other, shall be submitted to arbitration in the State of New Jersey under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however, that any such submission by the Participant must be made within one (1) year of the date of the events giving rise to such dispute, controversy or claim. The determination of the arbitrator shall be conclusive and binding on the Company and the Participant, and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The expenses of such arbitration shall be borne by the Company; provided, however, that each party shall bear its own legal expenses unless the Participant is the prevailing party, in which case the Company shall promptly pay or reimburse the Participant for the reasonable legal fees and expenses incurred by the Participant in connection with such contest or dispute (excluding any fees payable pursuant to a contingency fee arrangement).

        (k) Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with and governed by the laws of the State of New York.

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